Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF EXPRESS SCRIPTS HOLDING COMPANY FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

On July 20, 2011, Express Scripts, Inc. (“ESI”) entered into a definitive merger agreement (the “Merger Agreement”) with Medco, which was amended by Amendment No. 1 thereto on November 7, 2011, providing for the combination of ESI and Medco Health Solutions, Inc. (“Medco”) under a new holding company, Express Scripts Holding Company (“Express Scripts”). The transactions contemplated by the Merger Agreement (the “Mergers”) were consummated on April 2, 2012. For financial reporting and accounting purposes, ESI was the acquirer of Medco.

The unaudited pro forma condensed combined statement of operations presented below is derived from the historical statements of operations of Express Scripts and Medco, adjusted to give effect to the Mergers and the financing transactions entered into in order to fund the Mergers (the “Related Financing Transactions”). The unaudited pro forma condensed combined statement of operations should be read in conjunction with the historical audited financial statements and accompanying notes of ESI and Medco for the year ended December 31, 2011 and the historical unaudited financial statements of Express Scripts as of and for the nine months ended September 30, 2012 and Medco as of and for the three months ended March 31, 2012.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2012 gives effect to the Mergers and the Related Financing Transactions as if they had occurred on the first day of that period.

The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by the combined company in periods following the Mergers may differ significantly from that reflected in the unaudited pro forma condensed combined statement of operations for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma condensed combined statement of operations is not intended to represent and does not purport to be indicative of what the combined company’s results of operations would have been had the Mergers and the Related Financing Transactions been completed on the applicable dates of this pro forma condensed combined statement of operations. In addition, the pro forma condensed combined statement of operations does not purport to project the future results of operations of the combined company.

The pro forma condensed combined statement of operations is based on various assumptions, including assumptions relating to the allocation of consideration paid for the assets acquired and liabilities assumed from Medco based on preliminary estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes presented on the following pages. Pro forma adjustments are those that are directly attributable to the transaction, are factually supportable and are expected to have a continuing impact on the consolidated results. The final purchase price allocation may differ from that reflected in the pro forma condensed combined statement of operations after final valuation procedures are performed and estimates are refined.

The unaudited pro forma condensed combined statement of operations does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Mergers.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2012

	Express Scripts September 30, 2012	Medco March 31, 2012	Adjustments for Consistent Presentation(1)	Pro Forma Adjustments		Pro Forma Combined September 30, 2012
	(in millions, except per share data)
Revenues	$66,824.5	$16,031.8	$55.3	$(107.6	)(4A)	$82,804.0
Cost of revenues	61,745.1	15,033.7	8.9	(107.6	)(4A)	76,680.1

Gross profit	5,079.4	998.1	46.4	—		6,123.9
Selling, general and administrative	3,220.7	471.6	117.4	292.5	(4B)	4,102.2
Amortization of intangibles	—	71.0	(71.0)	—		—

Operating income	1,858.7	455.5	—	(292.5)		2,021.7

Other income (expense):
Undistributed gain from joint venture	9.4	—	—	—		9.4
Interest income and other income (expense)	6.0	1.6	—	—		7.6
Interest expense	(463.1)	(52.4)	—	(48.8	)(4C)	(564.3)

	(447.7)	(50.8)	—	(48.8)		(547.3)

Income before income taxes	1,411.0	404.7	—	(341.3)		1,474.4
Provision for income taxes	602.2	159.6	—	(143.2	)(4D)	618.6

Net income from continuing operations	$808.8	$245.1	$—	$(198.1)		$855.8

Weighted average number of common shares outstanding during the period:
Basic:	702.4	—	—	108.0	(4E)	810.4
Diluted:	718.9	—	—	108.0	(4E)	826.9
Basic earnings per share from continuing operations	$1.15					$1.06
Diluted earnings per share from continuing operations	$1.13					$1.03

(1)	See Note 1—Basis of Presentation for explanation of adjustments.

Note 1—Basis of Presentation

The unaudited pro forma condensed combined statement of operations was prepared using the acquisition method of accounting and was based on the unaudited financial statements of Express Scripts as of and for the nine months ended September 30, 2012 and Medco as of and for the three months ended March 31, 2012. Certain reclassifications have been made to the historical financial statements of Medco prior to the acquisition on April 2, 2012 to conform to Express Scripts’ presentation. Medco’s product revenues and service revenues have been combined into a single line item and amortization of intangibles has been included in selling, general and administrative expenses to conform to Express Scripts’ presentation. Finally, the following adjustments have been made to Medco’s revenues, cost of revenues and selling, general and administrative expense:

Nine Months Ended September 30, 2012
(in millions)
Reclassify broker commissions(1)	$4.4
Co-pay revenue adjustment(2)	57.0
Reclassify credit card fees(3)	12.9
Reclassify administration fees(4)	(19.0)

Net adjustment to revenues	$55.3

Co-pay revenue adjustment(2)	$57.0
Reclassify credit card fees(3)	12.9
Reclassify administration fees(4)	(19.0)
Reclassify bad debt expense(5)	(41.6)
Reclassify labor and benefits expense(6)	(12.5)
Allocation of IT related expenses(7)	12.1

Net adjustment to cost of revenues	$8.9

Reclassify broker commissions(1)	$4.4
Reclassify bad debt expense(5)	41.6
Reclassify labor and benefits expense(6)	12.5
Allocation of IT related expenses(7)	(12.1)
Medco historical amortization of intangibles(8)	71.0

Net adjustment to selling, general and administrative expense	$117.4

(1)	Broker commissions recorded by Medco have been reclassified from contra-revenue amounts to selling, general and administrative expenses for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(2)	Adjustments have been included to conform presentation of amounts related to claims for which member co-payment represents 100% of the claim cost. Express Scripts records these amounts as revenues and cost of revenues, and these values represent the amounts Medco would have recorded if the accounting policy had been conformed during the period.
(3)	Credit card fee expense recorded by Medco has been reclassified from contra-revenue amounts to cost of revenues expenses for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(4)	Administration fee revenue recorded by Medco has been reclassified from revenue amounts to contra-cost of revenues expenses for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(5)	Bad debt expense recorded by Medco has been reclassified from cost of revenues to selling, general and administrative expenses for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(6)	Medco allocates a portion of the labor and benefits expenses for certain employees who manage its relationships with retail pharmacies and pharmaceutical manufacturers to cost of revenues. The allocated amount of these labor and benefits expenses has been reclassified to selling, general and administrative expense for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(7)	Adjustments have been made to allocate a portion of Medco’s pharmacy technology expenses from selling, general and administrative expense to cost of revenues for consistent presentation in the unaudited pro forma condensed combined statement of operations.

(8)	Amortization of intangibles, presented as a separate line item in Medco’s historical financial statements, has been condensed into selling, general and administrative expense for consistent presentation in the unaudited pro forma condensed combined statement of operations.

The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts defined in authoritative guidance. We prepared the unaudited pro forma condensed combined statement of operations using the acquisition method of accounting under these existing U.S. GAAP standards.

The pro forma adjustments described below have been developed based on assumptions and estimates, including assumptions relating to the allocation of consideration paid for the assets acquired and liabilities assumed from Medco based on preliminary estimates of fair value. The final purchase price allocation may differ from that reflected in the pro forma condensed combined statement of operations after final valuation procedures are performed and amounts are finalized.

The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Express Scripts would have been had the Mergers and the Related Financing Transactions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations.

The unaudited pro forma condensed combined statement of operations does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Mergers.

ESI has been determined to be the acquirer under the acquisition method of accounting based on various considerations. Upon closing of the Mergers, ESI stockholders own approximately 59% of the combined company and Medco stockholders own approximately 41%. Additionally, Express Scripts transferred cash and issued common stock as the merger consideration to Medco stockholders. Further, the Board of Directors and senior management of Express Scripts are comprised primarily of ESI board members and senior management, respectively.

Express Scripts performed a review of Medco’s accounting policies, to determine whether any adjustments were necessary to ensure comparability in the pro forma condensed combined statement of operations. At this time, Express Scripts is not aware of any unadjusted differences that would have a material impact on the pro forma condensed combined statement of operations.

Note 2—Purchase Price

The total consideration for the transaction is $30.1 billion, composed of $74.56 per share in cash and Express Scripts’ stock (valued based on the opening price of Express Scripts stock on April 2, 2012, the closing date), including $28.80 in cash and 0.81 shares for each Medco share outstanding. The purchase price for the business combination is as follows:

Purchase Price Including Debt Assumed (in millions):
Cash paid to Medco stockholders(1)	$11,309.6
Value of shares of Express Scripts common stock issued to Medco stockholders(2)	17,963.8
Value of Express Scripts restricted stock units issued to holders of Medco restricted stock units(3)	174.9
Value of Express Scripts stock options issued to holders of Medco stock options(3)(4)	706.1

Consideration to be transferred	30,154.4
Debt assumed	5,331.4

Total purchase price	$35,485.8

(1)	Equals Medco outstanding shares multiplied by $28.80 per share.
(2)	Equals Medco outstanding shares immediately prior to the Mergers multiplied by the exchange ratio of 0.81, multiplied by the Express Scripts opening share price on April 2, 2012 of $56.49.
(3)	In accordance with applicable accounting guidance, the fair value of replacement awards attributable to precombination service is recorded as part of the consideration transferred in the Mergers, while the fair value of replacement awards attributable to postcombination service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period.
(4)	The fair value of the Express Scripts equivalent stock options was estimated using the Black-Scholes valuation model utilizing various assumptions. The expected volatility of the Express Scripts common stock price is a blended rate based on the average historical volatility over the expected term based on daily closing stock prices of ESI and Medco common stock. The expected term of the option is based on Medco historical employee stock option exercise behavior as well as the remaining contractual exercise term.

Note 3—Preliminary Purchase Price Allocation

The combined company allocated the purchase price paid by ESI to the fair value of the Medco assets acquired and liabilities assumed at the date of acquisition. Express Scripts retained third-party valuation advisors to conduct analyses of the assets acquired and liabilities assumed in order to assist in the determination of the preliminary purchase price allocation. The preliminary purchase price allocation may be subject to further refinement and may result in significant changes. These changes will primarily relate to the fair value of obligations acquired. Express Scripts expects that if any refinements become necessary, they will be completed by April 2013. There can be no assurance that such finalization will not result in material changes.

The estimated intangible assets are comprised of customer contracts with an estimated weighted average useful life of 16 years, trade names with an estimated weighted average useful life of 10 years and miscellaneous intangible assets with an estimated weighted average useful life of 5 years, which is consistent with the estimated benefit period. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the final valuation is complete may differ materially from the amounts presented below (in millions):

Tangible assets acquired:
Current assets	$6,917.3
Property and equipment, net	1,390.6
Other non-current assets	48.3

Total tangible assets acquired	8,356.2
Value assigned to intangible assets acquired	16,216.7
Liabilities assumed, excluding debt	(6,710.0)
Deferred tax liability related to acquired intangible assets and replacement stock awards included in the purchase price	(5,924.0)
Other noncurrent liabilities	(350.3)

Total assets acquired in excess of liabilities assumed	11,588.6
Goodwill	23,897.2

Total purchase price	35,485.8
Less debt assumed	(5,331.4)

Total payments to Medco stockholders	$30,154.4

Note 4—Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Statement of Operations

(A) Revenues and Cost of revenues

Adjustments have been included in the unaudited pro forma condensed combined statement of operations to eliminate $107.6 million revenues and cost of revenues from transactions between ESI and Medco. ESI’s and Medco’s pharmacies may be included in the pharmacy networks of the other respective company in order to fulfill members’ prescriptions for certain drugs that are under limited or exclusive distribution contracts with manufacturers.

(B) Selling, general and administrative

Nine Months Ended September 30, 2012
(in millions)
Intangible asset amortization(1)	$415.8
Post combination stock compensation expense	33.9
Elimination of Medco historical stock compensation expense	(47.1)
Elimination of non-recurring charges directly attributable to the transaction	(110.4)
Elimination of amortization of prior service costs and actuarial gain/loss related to pension and other post-retirement benefit plans(2)	0.3

Net adjustment to selling, general and administrative	$292.5

(1)	Identifiable intangible assets are required to be measured at fair value and these acquired assets include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the unaudited pro forma condensed combined statement of operations, it is assumed that all assets will be used, and that such assets will be used in a manner that represents their highest and best use. Express Scripts retained third-party valuation advisors to conduct analyses of the intangible assets acquired in order to assist in the measurement of fair value. Adjustments have been included in the unaudited pro forma condensed combined statement of operations to record the estimated net increase in amortization expense for other intangible assets. The acquired intangible assets have been preliminarily valued using an income approach and are being amortized on a basis that approximates the pattern of benefit.
(2)	In January 2011, Medco amended its postretirement healthcare benefit plan, discontinuing the benefit for all active non-retirement eligible employees. Medco had previously reduced and capped the benefit through a 2003 plan amendment, the effect of which resulted in a prior service credit reflected as a component of accumulated other comprehensive loss in stockholders’ equity. As this amount would be eliminated on the unaudited pro forma condensed combined balance sheet in connection with the elimination of Medco’s pre-Merger equity, adjustments have been made to eliminate the corresponding amortization of pension and postretirement prior service costs and actuarial gains and losses from selling, general and administrative expenses.

(C) Interest Expense

For the purposes of the unaudited pro forma condensed combined statement of operations, ESI partially funded the Mergers through drawing $4.0 billion under the Term Loan Facility, drawing $0.4 billion under the Revolving Loan Facility, and using the approximately $7.6 billion of net proceeds from Senior Notes issued by Express Scripts in November 2011 and February 2012 for $4.1 billion and $3.5 billion, respectively. Subsequent to the Merger, Express Scripts paid off the $0.4 billion under the Revolving Loan Facility and pays quarterly principal payments on the Term Loan Facility. The estimated interest rates for the Revolving Loan Facility and the Term Loan Facility were calculated using the prime rate plus a margin of 0.55% and 0.75%, respectively, based on Express Scripts’ consolidated leverage ratio as of September 30, 2012. Adjustments have also been made for the historical interest expense related to Medco’s $2.0 billion of debt outstanding under its unsecured credit agreements that was repaid at the closing of the Mergers.

The adjustment to interest expense reflects the following (in millions):

Nine Months Ended September 30, 2012
Interest expense on financing incurred in connection with the Mergers assuming a weighted average interest rate of 3.95% for the nine months ended September 30, 2012	$65.1
Amortization associated with increase in pre-Merger Medco debt to fair value, amortized over the remaining life of each obligation	(14.5)
Amortization of deferred financing costs and discounts recorded in connection with financing assumed in connection with the Mergers	4.9
Historical interest cost—debt repaid at closing	(6.7)

Total adjustment to interest expense	$48.8

Impact of 1/8% increase in weighted average interest rates	$11.2

(D) Income taxes

The pro forma condensed combined income tax provision has been adjusted for the tax effect of adjustments to income before income taxes at the estimated blended effective rate for the periods presented as the effective rate approximates the statutory rate for the periods presented. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities.

(E) Basic and diluted shares

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares. For the periods preceding the Merger, the historical basic and diluted weighted average shares of Medco are assumed to be replaced by the shares issued by Express Scripts at an exchange ratio of 0.81 per Medco share for purposes of determining the pro forma weighted average shares for Express Scripts. In periods following consummation of the Mergers, basic and diluted weighted-average shares outstanding may differ from the amounts used in these pro forma condensed combined statement of operations for various reasons, including but not limited to the exercise of stock options and settlement of restricted stock units and differences in the dilutive impact of awards granted under either of ESI’s or Medco’s share-based compensation arrangements.